Exhibit 21.1

List of Subsidiaries

•	WuXi AppTec (BVI) Inc., incorporated in the British Virgin Islands

•	WuXi AppTec Holding Company Inc., incorporated in Delaware, United States

•	WuXi AppTec, Inc., incorporated in Delaware, United States

•	WuXi AppTec Co., Ltd., incorporated in the People’s Republic of China

•	WuXi AppTec (Shanghai) Co., Ltd., incorporated in the People’s Republic of China

•	Shanghai SynTheAll Pharmaceutical Co., Ltd., incorporated in the People’s Republic of China

•	WUXIAPPTEC (Tianjin) Co., Ltd., incorporated in the People’s Republic of China

•	WuXi AppTec (Suzhou) Co., Ltd., incorporated in the People’s Republic of China